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                                                                    EXHIBIT 10.1


               ASSET PURCHASE AGREEMENT dated as of March 11, 1999
             by and between COMPONENTS ACQUISITION CORP., a Delaware
           corporation (the "Purchaser") and COMPONENTS BY JOHN McCOY,
                   INC., a New Jersey corporation ("Seller").


         WHEREAS, Seller desires to sell to Purchaser, and Purchaser wishes to purchase all of the assets of Seller, upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the respective agreements hereinafter set forth, the parties hereto agree as follows:

                                   ARTICLE I

                                  Defined Terms
                                  -------------

         1.01. Defined Terms. The following terms, not defined elsewhere in this Agreement, shall have the following meanings:

         "Affiliate" shall mean, as to the party specified, any Person which directly or indirectly through ownership of stock or through any other arrangement either controls, is controlled by or is under common control with, such party. The term "control" shall mean the power to direct the affairs of such Person by reason of ownership of equity interests, by contract or otherwise.

         "Applicable Accounting Principles" shall mean United States Generally Accepted Accounting Principles, applied on a consistent basis throughout the periods indicated except as disclosed in footnotes to the financial statements.

         "Business" shall mean the business presently conducted by Seller, including, without limitation, the merchandising and sourcing of St. Andrews tailored clothing, as well as sportswear, dress shirts, neckwear, topcoats and casual slacks.

         "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York City.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Contracts" shall mean the leases, rental agreements, insurance policies, sales orders, collective bargaining agreements, union contracts, licenses, agreements, permits, purchase orders, commitments and any and all other contracts or binding arrangements (including, capital commitments), whether written or oral, express or implied, of Seller or by which any of its Assets are bound.

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         "Dollars" and "$" shall mean, unless otherwise specified, United States
    Dollars.

         "Encumbrances" shall mean, to the extent applicable, all liens (including liens for Taxes), mortgages, security interests, leases, options, claims, charges, restrictions, rights of first refusal or first offer, easements or other similar encumbrances.

         "Historical Financial Statements" shall mean Seller's audited financial statements (balance sheets, statements of income and statements of cash flows) for the fiscal years ending December 31, 1996 and 1997, and Seller's unaudited quarterly financial statements for the first and second quarters of 1998, copies of which are included in Schedule 3.05.

         "Income Taxes" shall mean all Taxes on or measured by net income, gross profits or net profits, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, domestic or foreign.

         "Intellectual Property Rights" shall mean the name "Components, Inc." and all Patents, Trademarks, Trade Names, copyrights, and confidential and proprietary drawings, designs, inventions, trade secrets, and customer and supplier lists of Seller.

         "IPO" shall mean an initial public offering of the Pietrafesa Stock.

         "McCoy" shall mean John McCoy, an individual.

         "Patents" shall mean patents (including all reissues, divisions, continuations, continuations in part and extensions thereof), patent applications and patent disclosures docketed.

         "Permitted Encumbrances" shall mean, to the extent applicable, Encumbrances which (a) are liens for Taxes not yet due and payable, or (b) are mechanics', carriers', materialmen's, landlords', workers' or other similar liens incurred in the ordinary course of business.

         "Person" shall mean any natural person, corporation, limited liability company, unincorporated association, partnership, joint venture or other entity.

         "Pietrafesa Stock" shall mean the common stock of The Pietrafesa Corporation issued pursuant to the IPO.

         "Pre-Tax Income" shall mean the net income, including the gain or loss on discontinued operations or extraordinary items, of the Purchaser for financial reporting purposes prepared in accordance with Applicable Accounting Principles before any provision for Federal and state income taxes.

         "Taxes" shall mean all taxes on, or measured by or referred to as, income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs, duties or similar

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    assessments or charges, together with any interest and any penalties, additions to tax or additional similar amounts imposed by any taxing authority, domestic or foreign, with respect thereto.

         "Tax Returns" shall mean all material returns, reports and statements relating to Taxes that are required to be filed with any appropriate domestic or foreign taxing authority.

         "Trade Names" shall mean trade names embodying goodwill of Seller, whether or not registration has been obtained or an application for registration is pending.

         "Trademarks" shall mean trademarks, service marks, brand names, brand marks, trade dress, logos and all other names and slogans associated with products of Seller, whether or not registered, and all registrations thereof and pending applications therefor.

         1.02. Other Definitions. The following terms are defined in the sections indicated:

                Term                                  Section

         "Acceptance Notice"                          2.05(b)
         "Assets"                                     2.01
         "Benefit Plans"                              3.12
         "Claims"                                     8.04
         "Closing"                                    2.08
         "Closing Date"                               2.08
         "Closing Date Payment Amount"                2.04
         "COBRA"                                      3.12
         "Employment Agreement"                       6.03
         "ERISA"                                      3.12
         "Excluded Assets"                            2.02
         "Liabilities"                                2.03
         "Improvements"                               3.07
         "Losses"                                     8.02
         "Notice of Disagreement"                     2.05(b) & 2.06(a)
         "Parent"                                     2.06
         "Partnership"                                6.05
         "Purchaser"                                  Preamble
         "Purchase Price"                             2.04
         "Real Property"                              3.07

         1.03. Accounting Terms. Any accounting terms used in this Agreement shall, unless otherwise specifically provided, have the meanings given them in accordance with, and all financial computations hereunder shall, unless otherwise specifically provided, be computed in accordance with, the Applicable Accounting Principles.

         1.04. Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "or" is not exclusive.

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The words "including", "includes", "included" and "include", when used, are deemed to be followed by the words "without limitation".

                                   ARTICLE II

                               The Asset Purchase
                               ------------------

         2.01. Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, free and clear of all Encumbrances (except Permitted Encumbrances), all right, title and interest in and to all of the following assets owned by Seller on the Closing Date (such assets being hereinafter referred to as the "Assets"):

         (i) all quantities of non-obsolete inventory, including without limitation finished goods (wherever located) and raw materials and work-in-process used for the Business, except those listed on Schedule 2.02 (the "Inventory");

         (ii) all net accounts receivable (trade account receivables) and notes receivable of Seller arising out of the sale and delivery of goods and services, either before or after the Closing Date (the "Accounts Receivable");

         (iii) all machinery, tools, equipment, fixtures, furnishings, office supplies, motor vehicles, spare parts, and other tangible personal property owned by Seller listed on Schedule 2.01 (the "Equipment");

         (iv) all Contracts, agreements, leases, arrangements and/or commitments to which Seller is a party or by which Seller or any of the Assets are bound, except those listed on Schedule 2.02 (the "Assigned Contracts");

         (v) all of Seller's customer and supplier lists, sales data, brochures, catalogs, mailing lists, art work, photographs and advertising material, accounting data, property records, manufacturing records and personnel records, whether in electronic form or otherwise;

         (vi) all right, title and interest in and to any Intellectual Property Rights of Seller, and all files relating thereto;

         (vii) all right, title and interest in and to the goodwill of Seller;
    and

         (viii) all prepaid expenses of, or for the benefit of, the Seller, except those listed on Schedule 2.02.

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         2.02. Assets Not Purchased. It is understood and agreed by the parties that Seller is not selling, assigning, transferring or conveying to Purchaser the following assets, rights and properties, which shall be specifically excluded from the transactions contemplated by this Agreement and shall be retained by Seller (the "Excluded Assets"):

         (i) all right, title and interest of Seller in, and all rights and obligations of, Seller under any Contracts, agreements, undertakings, and commitments not listed on Schedule 2.02;

         (ii) all machinery, tools, equipment, fixtures, furnishings, office supplies, motor vehicles, spare parts, and other tangible personal property owned by Seller not listed on Schedule 2.02;

         (iii) all inventory of Seller listed on Schedule 2.02.

         (iv) any insurance policies in respect of the Business or in respect of the Assets or any employees, other than insurance policies used to fund or finance any obligation with respect to an employee to the extent such obligation is assumed by Purchaser; and

         (v) all prepaid expenses of, or for the benefit of, the Seller listed on Schedule 2.02.

         2.03. Assumed Liabilities. Effective as of the Closing Date, Purchaser shall, without any further responsibility or liability of or recourse to Seller, its Affiliates, or their respective directors, shareholders, officers, employees, agents, consultants, representatives, successors, transferees or assignees, absolutely and irrevocably assume and shall be solely liable and responsible for, any and all claims, liabilities and obligations of Seller: (i) under any of the Assigned Contracts (provided, however, that Purchaser is not assuming any liability of Seller under any of the Assigned Contracts to the extent such liability arises from a breach of contract by Seller prior to the Closing Date or a breach by Seller of any provision of this Agreement); (ii) otherwise arising by reason of the conduct of the Business or sales made after the Closing Date, except such claims, liabilities and obligations with respect to which the Purchaser is entitled to indemnification pursuant to the terms of the Agreement; and (iii) those accrued liabilities set forth on Schedule 2.03 as they exist and are accrued as of the Closing Date (all of the items specified in clauses (i) through (iii) of this Section 2.03 herein called collectively, the "Assumed Liabilities").

         2.04. Purchase Price. Subject to adjustment in accordance with Sections
2.05 and 2.06 below, in consideration of the sale and transfer to Purchaser of the Assets on the Closing Date, Purchaser shall pay to Seller the following (the "Purchase Price"): (i) $4,695,000 (which sum includes the $200,000 deposit (the "Contract Deposit") paid to McCoy prior to the date hereof) in cash, payable to Seller on the Closing Date by wire transfer of immediately available funds (the "Closing Date Payment Amount"); and (ii) in accordance with the timetable set forth in Section 2.06 below, the Deferred Purchase Price.

         2.05. Purchase Price Adjustment. (a) As of the Closing Date, the books of Seller shall be deemed "closed," and Seller shall engage its auditor, Lawrence B. Goodman & Co., P.A. (the "Auditor") to conduct a physical inventory and balance sheet audit of the Assets. When conducting such physical inventory and balance sheet audit, the Auditor shall record the Excluded Assets at full

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value. Within sixty (60) days after the Closing Date, the Seller shall deliver to Purchaser a balance sheet setting forth the value of the Assets (after making appropriate adjustments for the exclusion of the Excluded Assets and for the value of the Assumed Liabilities), prepared by the Auditor based on such audit and in accordance with Applicable Accounting Principles (the "Closing Date Balance Sheet"). Purchaser and Seller shall take such actions as are necessary to cause the Auditor's audit to be performed, and Closing Date Balance Sheet to be prepared, expeditiously. Ernst & Young, LLP or other representatives selected by Purchaser ("Purchaser's Auditor") shall have the opportunity to observe the taking of the inventory in connection with the preparation of the Closing Date Balance Sheet, and to examine the work papers, schedules and other documents prepared by Seller in connection with its preparation of the Closing Date Balance Sheet. Seller shall use its best efforts to cause the Auditor to permit Purchaser and Purchaser's Auditor to examine the Auditor's work papers used in connection with its audit and preparation of the Closing Date Balance Sheet and shall provide reasonable cooperation, and shall cause the Auditor to provide reasonable cooperation, with their review thereof.

         (b) Within forty-five days following the delivery of the Closing Date Balance Sheet and the related report of the Auditor, Purchaser shall deliver to Seller in accordance with the provisions of Section 10.07 hereof a written notice of disagreement (a "Notice of Disagreement") or notice of acceptance (an "Acceptance Notice") with respect to the Closing Date Balance Sheet and related auditors report. If an Acceptance Notice is delivered to Seller of if no Notice of Disagreement is delivered in a timely manner (as set forth in the preceding sentence), then the Closing Date Balance Sheet shall be binding on the parties. If a Notice of Disagreement is received by the Seller in a timely manner, then the Closing Date Balance Sheet shall be binding on the parties on the date any disputed matters are resolved in accordance with the provisions of Section 2.07 hereto. Any Notice of Disagreement delivered to the Seller shall specify in reasonable detail the items on the Closing Date Balance Sheet disputed and shall describe in reasonable detail the basis for the objection and all information in the possession of Purchaser which forms the basis thereof, as well as the amount in dispute.

         (c) (i) If Purchaser delivers to Seller an Acceptance Notice or fails to deliver an Notice of Disagreement within the forty-five (45) day period required by Section 2.05(b) hereof, then in the event the net book value of the Assets (after making appropriate adjustments for the Assumed Liabilities and the Excluded Assets) as determined from the Closing Date Balance Sheet pursuant to
Section 2.05(a) hereof (the "Closing Net Book Value") is less than One Million One Hundred Thousand Dollars ($1,100,000.00) (the "Target Book Value"), Seller shall within four (4) business days after the delivery of such Acceptance Notice or the expiration of forty-five (45) day period, as the case may be, pay Purchaser the amount by which the Target Book Value exceeds the Closing Net Book Value (such amount, if any, shall be the "Asset Adjustment Amount").

         (ii) Alternatively, if Purchaser delivers to Seller a Notice of Disagreement, then Seller shall pay the Asset Adjustment Amount in accordance with the terms of Section 2.07 hereof.

         2.06. Deferred Purchase Price. (a) Within ninety (90) days after the end of each of Purchaser's 1999 through 2004 fiscal years (which shall be calendar years) (or as soon thereafter as reasonably practicable), Purchaser shall prepare and deliver to the Seller financial statements for the Purchaser for such year, together with a statement (the "Statement") setting forth the Pre-Tax Income for such year, prepared in accordance with Applicable Accounting Principles. Such financial statements may consist of the financial statements of

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the Purchaser's parent corporation, The Pietrafesa Corporation, a Delaware corporation (the "Parent"), including consolidating balance sheets and income statements setting forth the various subsidiaries/divisions of the Parent. On such financial statements, the Business shall be allocated overhead and other expenses (including the cost of capital employed by the Business) in accordance with the terms and procedures set forth in Schedule 2.06 (a) hereto and otherwise in accordance with Applicable Accounting Principles. If requested, Seller shall make reasonable efforts to assist Purchaser and its representatives in the preparation of the Statement. During the forty-five (45) day period following Seller's receipt of the Statement, Seller, at its sole expense, will be permitted to review, or have its accountants, auditors or counsel review, all relevant working papers and books and records of the Purchaser relating to the Statement. Purchaser shall provide reasonable cooperation with this review. The Statement shall become final and binding upon the parties on the forty-fifth day following receipt thereof by Seller unless Seller delivers a written notice (a "Notice of Disagreement") to the Purchaser on or prior to such date that Seller disagrees with the Statement. In order to be valid, any Notice of Disagreement delivered to the Purchaser shall specify in reasonable detail the amount in dispute and the items on the Statement disputed, shall describe in reasonable detail the basis for the objection and all information in the possession of Purchaser which forms the basis thereof, and shall be accompanied by a certificate of Seller's independent auditors that they concur with each of the positions taken by Seller in the Notice of Disagreement. If a Notice of Disagreement is received by the Purchaser in a timely manner, then the Statement shall become final and binding upon the parties on the date any disputed matters are resolved in accordance with the provisions set forth in Section 2.07 hereto.

         (b) In the event the Statement reveals that the Business has achieved certain Pre-Tax Income targets (each, a "Pre-Tax Income Target") for the years 1999 through 2004 as set forth below, then Purchaser shall pay to Seller additional purchase consideration (the "Obligation") in the amounts set forth below:

                                 Pre-Tax             Obligation
                               Income Target           Payable
                               -------------         ----------

                  1999         $   1,824,000           $530,000
                  2000         $   2,230,000           $600,000
                  2001         $   2,375,000           $700,000
                  2002         $   2,720,000           $850,000
                  2003         $   2,812,000           $850,000
                  2004         $   3,220,000         $1,000,000

provided, however, in the event that in year 2004 the Seller is due any (i) Postponed Obligation, (ii) Delayed Obligation, (iii) an Obligation in respect of year 2004 or (iv) any other monetary obligation from Purchaser under this Agreement or any other related agreements (each a "Year 2004 Obligation"), Purchaser's obligation of payment for the Year 2004 Obligations (individually or collectively at the option of the Purchaser) shall be reduced by $165,000.

         (c) The obligations for each year set forth in Section 2.06(b) above shall be paid upon the following terms: In each year that the Purchaser has Pre-Tax Income, as set forth in clause 2.06(b) above, in an amount equal to or greater than the Pre-Tax Income Target for such year Seller will be paid 100% of the obligation for such year. In the event that the Purchaser has Pre-Tax Income in an amount equal to or greater than 80%, but less than 100%, of the Pre-tax

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Income Target for such year, Seller will be paid 50% of the obligation for such year, with payment of the remaining 50% deferred for five (5) years ("Delayed Obligation"). In the event that the Purchaser has Pre-Tax Income in an amount less than 80% of the Pre-Tax Income Target, but not less than the greater of (x) $1,100,000 or (y) 60% of the Pre-Tax Income Target for such year, then payment of 100% of the unpaid installment for such year will be deferred for ten (10) years ("Postponed Obligation") subject to the terms hereof. In any year where Purchaser has Pre-Tax Income in an amount less than the greater of (x) $1,100,000 or (y) 60% of the Pre-Tax Income Target for such year, Seller will forfeit payment of 100% of the obligation for such year ("Forfeited Obligation"). No portion of the Obligation shall be payable during or with respect to any period in which McCoy is in breach of a noncompete obligation contained in the Employment Agreement.

         In any year that the Pre-Tax Income exceeds the relevant target set forth above, Seller may elect to have all or a portion of such excess credited to prior years (credited to the earliest year first) for which the Pre-Tax Income Targets have not been satisfied in full (other than years in which the Obligation was forfeited) rather than crediting such excess Pre-Tax Income to the year in which it is actually earned (thereby reducing or eliminating the bonus payable to McCoy in respect of such year under the Employment Agreement). Any Delayed or Postponed Obligations which are no longer deferrable as a result of the credit shall be paid at the time the credit is recognized. Forfeited Obligations will not be recognized as earned as a result of any such credit.

         (d) The Obligation in respect of any year shall be paid to Seller as follows:

         (i) If no Notice of Disagreement is timely filed (or Seller notifies the Purchaser in writing that they accept the Statement), Purchaser shall deliver the Obligation in the amount set forth above in cash or at the option of the Parent, in the event of an IPO, in shares of Pietrafesa Stock that are issued pursuant to an effective registration statement and which are free from any restrictions on resale. Such payment shall be delivered to Seller as soon as practicable, but in no event later than sixty-days following the delivery to Seller of the Statement;

         (ii) If a Notice of Disagreement is timely filed, upon final resolution of the matter, Purchaser shall deliver the Obligation in the amount set forth above in cash or at the option of the Parent, in the event of an IPO, in shares of Pietrafesa Stock that are issued pursuant to an effective registration statement and which are free from any restrictions on resale; and

         (iii) Postponed Obligations and Delayed Obligations shall be paid at their respective maturity (as determined in accordance with the first paragraph of clause (c) of Section 2.06) in cash, or at the option of the Parent, in the event of an IPO, in shares of Pietrafesa Stock that are issued pursuant to an effective registration statement and which are free from any restrictions on resale;

provided, however, any amounts due to Seller from Purchaser pursuant to this paragraph (d) and remain unpaid shall be subject to set off and deduction for amounts due from Seller under this Agreement, including Sections 2.05 and
Article VIII hereof. With respect to payments made by Purchaser under this paragraph (d) by the issuance (each such issuance, a "Stock Payment") of shares

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of Pietrafesa Stock in respect of all or any portion of an Obligation the following provisions apply:

         (i) the number of shares of Pietrafesa Stock issued to Seller in respect of any Obligation shall not exceed the average trading volume of shares of Pietrafesa Stock in the preceding five (5) trading days, it being understood and agreed that if no shares of Pietrafesa Stock are traded on any one or more of the preceding five (5) trading days, the volume of shares traded for such day(s), which is zero (0), will still be included for such day(s) in calculating the average trading volume of shares of Pietrafesa Stock for such five (5) trading day period;

         (ii) all shares issued (except with respect to shares issued in respect of an Additional Stock Payment, as defined below) shall be valued at the average of the closing price for such shares for the twenty (20) trading days preceding such payment;

         (iii) in the event that Seller sells all of the shares comprising such Stock Payment within five (5) business days after its receipt of such shares and such sale of shares results in gross cash proceeds to Seller that are less than the portion of the Obligation paid by such Stock Payment (such difference, the "Obligation Shortfall"), the Purchaser shall issue to Seller an additional number of shares of Pietrafesa Stock (the "Additional Stock Payment") equal to the quotient of the Obligation Shortfall divided by the closing price of Pietrafesa Stock on the trading day immediately preceding such sale of shares; and

         (iv) if the sale by Seller of any shares of Pietrafesa Stock included in a Stock Payment results in per share gross cash proceeds to Seller in excess of the per share value of such shares used to determine the number of shares of Pietrafesa Stock issued in such Stock Payment (such excess the "Per Share Windfall Amount"), the Seller shall pay to Purchaser, within five (5) business days of such sale of shares, an amount equal to the Per Share Windfall Amount multiplied by the number of shares of Pietrafesa Stock included in such sale.

         Notwithstanding the foregoing, in the event (i) the Parent is acquired in a transaction in which the current holders of the Parent's equity securities, as listed on Schedule 2.06(c) hereto, own less than 50% of the combined equity interests of the post-acquisition entity, (ii) the Parent sells or otherwise transfers all or substantially all of its assets to an unrelated third party,
(iii) Richard Pietrafesa ceases to hold an executive position with the Parent (other than by reason of his death or disability) or (iv) the Purchaser shall sell the Business to an unrelated third party, then all unpaid installments of the purchase price (including all Delayed and Postponed Obligations but excluding any Forfeited Obligations) will become immediately due and payable in cash.

         2.07. Arbitration of Accounting Disagreements. During the 20-day period following the delivery of a Notice of Disagreement pursuant to Sections 2.05 and
2.06 above, Seller and Purchaser shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in a Notice of Disagreement. At the end of such 20-day period, if Seller and the Purchaser have not reached agreement on such matters, any portion of the Asset Adjustment Amount or the Obligation, as the case may be, not in dispute shall be payable to Seller or Purchaser not later than four (4) days after such date and

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otherwise in accordance with this Agreement, and the matters which remain in dispute shall be submitted to an arbitrator (the "Arbitrator") for review and resolution. The Arbitrator shall be one of the "big 5" independent public accounting firms (other than the Purchaser's Auditor) as shall be agreed upon at the appropriate time by the parties hereto in writing. The Arbitrator shall render a decision resolving the matters in dispute within 20 days following their submission to the Arbitrator unless, in the view of the Arbitrator the dispute cannot be equitably resolved within such period, and then, upon written notice to the parties, it shall be resolved as soon as practicable in the discretion of the Arbitrator. All of the usual and customary fees and costs of the Arbitrator, if disagreements are submitted to the Arbitrator pursuant to this Section 2.07, shall be borne 50% by Purchaser and 50% by the Seller.

         2.08. The Closing. Upon the terms and subject to the conditions set forth in this Agreement, the acquisition by Purchaser of the Assets (herein called the "Closing") shall take place at 10:00 a.m. at the offices of Roberts, Sheridan & Kotel, P.C. on or prior to June 30, 1999, or such other time, date and place as the parties shall agree upon, but in no event before the conditions set forth in Articles VI and VII shall have been satisfied or waived (the date of the Closing being herein referred to as the "Closing Date").

         2.09. Allocation of Consideration. The consideration paid by Purchaser shall be allocated among the Assets as set forth on Schedule 2.09. Any adjustments to such consideration pursuant to Section 2.05 shall be allocated in the manner provided by the independent public accountants appointed by the Parent.

         2.10. Further Assurances. From and after the Closing, upon written request from the Purchaser, Seller shall execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required to sell, assign, transfer, convey and deliver the Assets to Purchaser.

                                   ARTICLE III

                    Representations and Warranties of Seller
                    ----------------------------------------

         Seller represents and warrants to Purchaser that the statements made in this Article III are true, correct and complete as of the date hereof, and will continue to be true, correct and complete on the Closing Date:

         3.01. Authority. The Seller has the requisite power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller and constitutes, and such other agreements and instruments when duly executed and delivered by Seller will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms. The execution and delivery by Seller of this Agreement and such other agreements and instruments and the consummation by Seller of the transactions contemplated hereby and thereby will not violate the Corporation Law of the State of New Jersey, or conflict with, or result in any breach of, the Certificate of Incorporation, Bylaws or other organizational documents of Seller or any material indenture, mortgage, lease, agreement or other instrument to which Seller is a party or by which Seller, or its properties or assets, is bound. No material approval, authorization, consent or other order or action of or filing with any court, administrative agency, other

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governmental body or any other Person is required for the execution and delivery by Seller of this Agreement or such other agreements and instruments or the consummation by Seller of the transactions contemplated hereby or thereby.

         3.02. Ownership of the Assets. The Seller has good and valid title to the Assets, free and clear of any Encumbrances, except Permitted Encumbrances, which Assets represent all assets currently used by Seller in the conduct of the Business. The Assets are not subject to any contract, agreement, arrangement, commitment or understanding other than this Agreement.

         3.03. Organization and Qualification of Seller. Seller is a corporation duly organized and validly existing under the laws of the State of New Jersey. The Seller has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. The Seller is in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary. The Seller has made available to Parent and Purchaser true and complete copies of the Certificate of Incorporation, as amended to date, and the By-laws, as in effect on the date hereof, of Seller.


         3.04. Other Equity Interests. Except as set forth on Schedule 3.04, Seller does not directly or indirectly own any capital stock of or other equity interest in any Person.

         3.05. Historical Financial Statements; No Undisclosed Liabilities. The Historical Financial Statements, true and complete copies of which are included in Schedule 3.05, were prepared in accordance with Applicable Accounting Principles and constitute fair and reasonable presentations of the financial position and results of operations of Seller, in all material respects, as of the dates and for the periods set forth therein. The Seller does not have any known contingent or undisclosed obligations or liabilities which would be required in accordance with the Applicable Accounting Principles to be reflected in a currently prepared balance sheet or notes thereto, other than obligations or liabilities (i) that are reflected or disclosed in the Historical Financial Statements, (ii) that are disclosed in this Agreement or the Schedules hereto or
(iii) that were incurred after June 30, 1998, in the ordinary course of business.

         3.06. Absence of Material Adverse Changes. Except as disclosed in
Schedule 3.04, and excluding any macroeconomic changes or conditions in national or local economies affecting the Business or its customers or suppliers generally, there have been no changes since December 31, 1997, which individually or in the aggregate have had a material adverse effect on the business, assets, financial condition or results of operations of Seller. Without limiting the foregoing, except as disclosed in Schedule 3.06, since December 31, 1997, Seller has not:

         (i) redeemed or otherwise acquired any of its capital stock or issued any capital stock or any option, warrant or right relating thereto;

         (ii) granted to any employee any increase in compensation except as required under existing agreements or in the ordinary course of business consistent with past practice;

         (iii) incurred any liabilities, obligations or indebtedness for borrowed money or guaranteed any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice;

         (iv) cancelled any material indebtedness owed to Seller, other than in the ordinary course of business consistent with past practice;

         (v) made any material change in any method of accounting or accounting practice or policy;

         (vi) acquired by merging or consolidating with, or by purchasing stock or a substantial portion of the assets of, or by any other manner, any material operating business, corporation, partnership, association or other business organization (or division thereof);

         (vii) sold, leased or otherwise disposed of any of its assets except in the ordinary course of business consistent with past practice;

         (viii) entered into any material lease of real property;

         (ix) modified, amended or terminated any lease of, or other material agreement pertaining to, real property (except modifications or amendments associated with renewals of leases in the ordinary course of business);

         (x) engaged in any transaction outside Seller's ordinary course of business consistent with past practices;

         (xi) suffered any event or occurrence which has had or could have a material adverse effect on Seller; or

         (xii) suffered any damage to any of its significant assets that has or could have a material adverse effect.

Notwithstanding anything to the contrary contained in this Section 3.06, Purchaser acknowledges that withdrawals from the Seller made by McCoy of approximately $105,434 for (i) profits on which Federal income Taxes were already paid and (ii) net income earned during fiscal year 1998, do not constitute a material adverse change.

         3.07. Real Property and Improvements. Schedule 3.07 contains a list of all interests in real property leased by Seller (the "Real Property"). Seller does not own any real property. The uses for which the buildings, facilities, and other improvements located on the Real Property (the "Improvements") are zoned do not materially restrict, or in any manner materially impair, the use of the Improvements for purposes of the businesses of Seller as conducted on the date of this Agreement. The Seller is the lessee of each of the leasehold estates set forth in Schedule 3.07 as being leased by it, and except as set forth in Schedule 3.07, is in possession of each of the premises purported to be so leased. Each such lease pursuant to which such leasehold estate is granted is valid and without any material default thereunder by Seller, or, to the knowledge of Seller, the landlord. Except as set forth in Schedule 3.07, there are no pending or, to the knowledge of Seller, threatened, condemnation, eminent domain or similar proceeding with respect to the Real Property or the Improvements and no special taxes or assessments relating to any part of the Real Property, and no public improvements that may result in a special tax or assessment against any part of the Real Property, are proposed, in progress or completed. To the knowledge of Seller, there are no structural defects in the buildings and other improvements situated on the real property owned or leased by Seller, and all such facilities are in all material respects in good condition and working order (reasonable wear and tear excepted) and adequate for the operation of Seller's business as currently conducted.

         3.08. Personal Property. Except as disclosed in Schedule 3.08 and except for obsolete assets and assets disposed of in the ordinary course of business since December 31, 1997, Seller has good and valid title to the machinery, equipment and other tangible personal property reflected in the Historical Financial Statements as being owned by it or acquired by it after December 31, 1997, free and clear of all Encumbrances, other than Permitted Encumbrances; and Seller is the lessee of all the leasehold estates pertaining to the machinery, equipment and other tangible personal property purported to be granted by the capitalized leases reflected in the Historical Financial Statements (if any). Each lease or licensing arrangement for personal property used by Seller is valid and without any material default thereunder by Seller, or, to the knowledge of Seller, the lessor.

         3.09. Intellectual Property Rights. Schedule 3.09 lists all the Patents, Trademarks and Trade Names owned or licensed by Seller which are used in Seller's businesses. Except as otherwise disclosed in Schedule 3.09, Seller validly owns, beneficially and of record, all the Patents, Trademarks and Trade Names listed in Schedule 3.09, free and clear of all Encumbrances other than Permitted Encumbrances. Except as disclosed in Schedule 3.09, no action, claim, suit or proceeding has been brought against Seller or, to the knowledge of Seller, has been threatened against Seller with respect to any Intellectual Property Rights used in Seller's businesses that challenge Seller's right to use any Intellectual Property Rights or that alleges that Seller infringes any Intellectual Property Rights of any other Person. To the knowledge of Seller, no other Person is infringing any of the Intellectual Property Rights.

         3.10. Litigation. Except as disclosed in Schedule 3.10, there is no action, suit arbitration, investigation, audit or proceeding pending or threatened against Seller or any shareholder of Seller in any court, or before any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Neither Seller nor any shareholder of Seller is subject to any judgment, order, writ, injunction or decree of any court or any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any arbitrator.

         3.11. Contracts. Schedule 3.11 lists all Contracts by which any Assets are bound and/or which are to be assigned to Purchaser pursuant hereto. Except for the Contracts listed in Schedule 3.11, Seller is not a party to, nor are any of its Assets subject to, any (i) material license or royalty agreement, (ii) material distributor, dealer, sales agency or advertising contract, (iii) contract or agreement granting to any Person a preferential right to purchase any of its material assets, properties or rights or containing a covenant or other agreement not to compete and (iv) contract or agreement with respect to the transportation, removal or storage of any material amount of effluent, wastes, pollutants or other hazardous substances or materials. Except as disclosed in Schedule 3.11, each of the Contracts listed in Schedule 3.11 is valid and in full force and effect and, to the knowledge of Seller, Seller and each other party to any such Contract has performed all material obligations required to be performed by it thereunder.

         3.12. Benefit Plans. The Seller has no "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plans" (as defined in
Section 3(1) of ERISA), or any other employee fringe benefit plans maintained, or contributed to, by Seller (all the foregoing being herein called "Benefit Plans") except as set forth on Schedule 3.12.

         3.13. Taxes. (a) With respect to the ownership of the Assets and the conduct of the Business on and prior to the Closing Date, Seller has properly completed and filed on a timely basis all returns, reports and declarations in connection with any Taxes required to be filed. No request for an extension to file any Tax return has been requested or granted. Seller has paid, or will pay, as the case may be, all Taxes required to be paid by it, and with respect to the Assets, through the Closing Date.

         (b) None of the Assets is subject to any lien in favor of the United States pursuant to Code Section 6321 or to any foreign national tax authority for nonpayment of federal or foreign income taxes, or any lien in favor of any state or locality pursuant to any comparable provision of state or local law, under which transferee liability might be imposed upon the Purchaser as a purchaser of such Assets pursuant to Code Section 6323 or any comparable provision of foreign, state or local law.

         3.14. Compliance With Laws. To the best of Seller's knowledge, Seller has complied in all material respects with and is in material compliance with all federal, state, local or foreign statutes, ordinances, codes, rules and regulations, decrees, stipulations and awards entered by any governmental authority, and all licenses, franchises, consents, approvals, permits or similar rights granted under any of the foregoing, except for such violations that would not individually or in the aggregate have a material adverse effect on the Business. The Seller has been granted, has complied in all material respects with and is in material compliance with, all licenses, permits, consents, approvals, franchises and other authorizations necessary for the conduct of the Business or the ownership or operations of the Assets, and has not received any written notice that any of the foregoing will be revoked, canceled, rescinded or not renewed in the ordinary course such that there may be an adverse effect on the Business on the date hereof through the date of Closing.

         3.15. Transactions with Affiliates. Since December 31, 1998, except as disclosed in Schedule 3.15, Seller has not purchased, acquired, leased or licensed any property or services from, or sold, transferred, leased or licensed any property or services to, any Affiliate, or any officer or director of Seller, other than on an arm's length basis in the ordinary course of business.

         3.16. Insurance. All of the real and tangible personal property included in the Assets are insured for the benefit of Seller in amounts and against such risks as are customary for companies similarly situated under valid and enforceable policies issued by financially sound and reputable insurers.
Schedule 3.16 contains a list and description of all material policies of property, fire, liability, workers' compensation and all other types of insurance maintained by Seller. As of the date hereof, all such policies are in full force and effect and all premiums due thereon have been paid.

         3.17. Inventory. All inventory of the Seller was acquired by the Seller in the ordinary course of business and is in good condition and is usable and saleable in the ordinary course of such business. The Seller has good and valid title to the inventory, free and clear of all Encumbrances, except Permitted Encumbrances. The allowance for obsolete and slow moving inventory reflected in the Historical Financial Statements and in the Closing Date Balance Sheet is and will be properly determined in accordance with Applicable Accounting Principles.

         3.18. Accounts Receivable. All accounts receivable of the Seller included in the Assets, whether reflected in the Historical Financial Statements or subsequently created ("Receivables"), have arisen from bona fide transactions in the ordinary course of business. The allowance for doubtful accounts in respect of Receivables reflected in the Historical Financial Statements and in the Closing Date Balance Sheet is and will be properly determined in accordance with the Applicable Accounting Principles.

         3.19. Customers and Suppliers. Schedule 3.19 hereto lists the ten largest suppliers and the twenty largest customers of Seller (calculated by dollar amount) for each of 1996 and 1997, stating for each the dollar volume of the purchases. Seller does not have any knowledge that any of the customers or suppliers listed on Schedule 3.19 intends to cease purchasing from, selling to or dealing with Seller, nor has any information been brought to the attention of Seller that might reasonably lead it to believe any such customer or supplier intends to materially alter the amount of such sales or purchases or the extent of dealings with Seller.

         3.20. Employees. Schedule 3.20 sets forth a complete and correct list as of the date of this Agreement of the names, annual salaries and credited years of service of all officers and employees of Seller. In the case of officers or employees receiving bonus or similar payments at any time during the past two years exceeding $25,000 during any 12 month period, such Schedule 3.20 also sets forth the amount of the bonus and other payments in excess of ordinary wages received by such officers and employees during each of the past two years. As of the date of this Agreement, there are no current or, to the knowledge of Seller, threatened work stoppages by any of the employees.

         3.21. Accuracy. To Seller's knowledge, the required disclosures made in this Agreement and the schedules attached hereto are complete and accurate in all material respects, and the scheduled disclosures do not contain any untrue statement of a fact or omit to state any fact necessary to make the statements or facts contained therein not misleading.

                                   ARTICLE IV

           Representations and Warranties of the Purchaser and Parent
           ----------------------------------------------------------

         Purchaser and Parent represent and warrant to Seller that the statements made in this Article IV are true, correct and complete as of the date hereof, and will continue to be true, correct and complete on the Closing Date:

         4.01. Organization. Purchaser has been duly organized, is validly existing and is in good standing under the laws of the State of Delaware.

         4.02. Authority. Purchaser has the full power and authority to execute and deliver this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by or on the part of Purchaser to authorize such execution, delivery and consummation have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and constitutes, and such other agreements and instruments contemplated by this Agreement when duly executed and delivered by Purchaser will constitute, legal, valid and binding obligations of the Purchaser enforceable against it in accordance with their respective terms. The execution and delivery by Purchaser of this Agreement and the execution and delivery by Purchaser of such other agreements and instruments and the consummation by Purchaser of the transactions contemplated hereby and thereby will not violate any law, or (after obtaining necessary consents) conflict with, result in any breach of, constitute a default under, or result in the creation of a lien or encumbrance on any of the properties or assets of Purchaser pursuant to, the certificate of incorporation of Purchaser or (after obtaining necessary consents) any indenture, mortgage, lease, agreement or other instrument to which Purchaser is a party or by which its properties or assets are bound. No approval, authorization, consent or other order or action of or filing with any court, administrative agency or other governmental body in the United States of America is required for the execution and delivery by Purchaser of this Agreement and the execution and delivery by Purchaser of such other agreements and instruments or the consummation by Purchaser of the transactions contemplated hereby or thereby.

         4.03. No Legal Proceedings. There is no action, suit, order, judgment or proceeding pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser that, individually or when aggregated with one or more other actions, suits, orders, judgments or proceedings, has or might reasonably be expected to have a material adverse effect on Purchaser's ability to perform any of its obligations hereunder or under any of the other agreements and instruments to be executed and delivered by Purchaser in connection herewith.

         4.04 Financing. As of the Closing Date, Purchaser shall have all funds necessary to pay the Closing Date Payment Amount and related fees and expenses, and as of the Closing Date, will have the financial capacity to perform all of its other obligation under this Agreement, and any additional agreements executed and delivered in connection herewith.

         4.05 The Business. Purchaser and Parent agree that the Purchaser shall, for as long as John McCoy shall be an employee of Purchaser, not conduct any business other than the Business without the prior written consent of John McCoy.

                                    ARTICLE V

                        Further Covenants and Agreements
                        --------------------------------

         5.01. Conduct of Business. (a) Except as otherwise expressly provided herein, from and after the date of this Agreement and until the Closing, Seller shall:

         (i) operate its business only in the ordinary course consistent with past practice in all material respects;

         (ii) use its best efforts to preserve intact its business and to maintain satisfactory relationships with its customers, suppliers, distributors and any other person having business relations with it;

         (iii) maintain its tangible assets in good order and repair, ordinary wear and tear excepted;

         (iv) perform punctually all obligations under each Contract, and keep each Contract in full force and effect, free from any right of cancellation, forfeiture or termination;

         (v) retain the services of its key officers and employees; and

         (vi) promptly notify the Purchaser of any material adverse change in the business, assets, financial condition or results of operations of Seller.

         (b) From the date hereof to the Closing, Seller will not take any action or engage in any transaction which would render the representations and warranties of Seller inaccurate in any material respect as of the Closing Date. In addition, except as expressly permitted by the terms of this Agreement, Seller will not do any of the following without the prior written consent of the Purchaser (such consent not to be unreasonably withheld):

         (i) amend Seller's Certificate of Incorporation (except to change Seller's corporate name);

         (ii) redeem or otherwise acquire any of its capital stock or issue any capital stock or any option, warrant or right relating thereto;

         (iii) grant to any employee any increase in compensation, except as has been previously disclosed to the Purchaser;

         (iv) incur any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness in excess of $10,000 or which requires performance over more than one year, other than to an independent third party in the ordinary course of business consistent with past practice;

         (v) cancel any material indebtedness owed to Seller, other than in the ordinary course of business consistent with past practice;

         (vi) make any material change in any method of accounting or accounting practice or policy;

         (vii) acquire or agree to acquire by merging or consolidating with, or by purchasing stock or a substantial portion of the assets of, or by any other manner, any material operating business, corporation, partnership, association or other business organization (or division thereof);

         (viii) sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets with a value in excess of $10,000, except in the ordinary course of business consistent with past practice;

         (ix) enter into any lease of real property;

         (x) modify, amend or terminate any lease of, or other material agreement pertaining to, real property (except modifications or amendments associated with renewals of leases in the ordinary course of business);

         (xi) make capital expenditures or purchases in excess of $10,000 in the aggregate; or

         (xii) agree, whether in writing or otherwise, to do any of the foregoing or to take any other action which would in any manner interfere with, impedes, delays or make more costly the consummation of the transaction completed hereby.

         (c) Notwithstanding anything to the contrary contained in this Section 5.01, Purchaser acknowledges that withdrawals from the Seller made by McCoy of approximately $105,434 for (i) profits on which Federal income Taxes were already paid and (ii) net income earned during fiscal year 1998, will not constitute extraordinary transactions, and do not require any the consent of Purchaser.

         5.02. Access; Information. From the date hereof to and including the Closing Date, McCoy and Seller shall afford to the officers, employees, attorneys, accountants and other authorized representatives of Purchaser reasonable access to the offices, management, employees, plants, properties, assets, contracts, books and records of Seller in order that the Purchaser may have the full opportunity to make such legal, financial, accounting and other reviews or investigations of Seller as they shall desire to make. McCoy and Seller shall furnish promptly to the Purchaser such financial and operating information as Purchaser may reasonably request, including copies of any documents requested before or after the date hereof.

         5.03. Consents. From the date hereof to and including the Closing Date, Seller agrees (i) to obtain all consents, authorizations, orders, exemptions and approvals of any third parties, including governmental bodies and landlord under leases, required to be obtained by it in connection with any of the transactions contemplated hereby, (ii) to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on or applicable to it with respect to the Closing and (iii) to promptly cooperate with and furnish information to Purchaser in connection with any such legal requirements.

         5.04. Notification of Certain Matters. Seller shall give prompt written notice to the Purchaser, and the Purchaser shall give prompt written notice to Seller, as the case may be, of the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty by such notifying party contained in this Agreement to be untrue or inaccurate in any material respect at any time between or including the date of this Agreement and the Closing Date.

         5.05. Insurance. The Seller agrees to keep all insurance policies set forth in Schedule 3.16, or replacements thereof, in full force and effect through the close of business on the Closing Date.

         5.06. Prohibition of Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, Seller shall not, and shall cause its respective directors, officers, shareholders, affiliates, agents, advisers and other representatives (including investment bankers) not to, directly or indirectly, enter into, solicit or initiate any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person, other than Purchaser and its directors, officers, members, affiliates, agents, advisers and other representatives, concerning any sale of all or a portion of Seller's assets, or any merger, consolidation, liquidation, dissolution or similar transaction involving Seller (each such transaction being referred to herein as a "Proposed Acquisition Transaction"). Seller will immediately notify the Purchaser if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify the Purchaser of the terms of any proposal which it may receive after the date hereof in respect of any such Proposed Acquisition Transaction, including without limitation the identity of the prospective purchaser or soliciting party.

         5.07 Publicity. Prior to the Closing, or if this Agreement shall be terminated, Purchaser and Seller shall consult with each other before issuing any press release concerning the transactions contemplated by this Agreement and, except as may be required by applicable law, will not issue a press release prior to such consultation. If Purchaser or Seller or any of their respective Affiliates is so required to issue a press release, it shall use its best efforts to inform the other party hereto prior to issuing it.

         5.08 Preservation of Records; Assistance. (a) Records. Purchaser agrees, at its own expense, (x) to preserve and keep the records of the Business for a period of five (5) years from the Closing Date, or for any longer periods as may be required by any government agency or ongoing litigation, and (y) to make such records available to Seller as may be reasonably required by Seller. Seller agrees, at its own expense, (x) to preserve and keep the Tax Returns relating to the Business for a period of five (5) years from the Closing Date, or for any longer periods as may be required by any government agency or ongoing litigation, and (y) to make such Tax Returns available to Purchaser as may be reasonably required by Purchaser.

         (b) Assistance. After the Closing, Purchaser shall make available to Seller such of its employees and professional representatives, at such time or times as Seller shall reasonably request without unduly interfering with the conduct of Purchaser's business, in order to assist Seller in the investigation or evaluation of, or litigation with respect to, any claims, liabilities or obligations of the Business prior to the Closing that are not assumed by Purchaser pursuant to Section 2.03; provided, however, that Seller shall reimburse Purchaser in respect of Purchaser's documented out-of-pocket expenses incurred in compliance with this Section 5.08(ii).

         5.09 Offers of Employment. Purchaser shall at Closing extend offers of employment at will to each employee of Seller other than _________, and shall for purposes of calculation of service credit in connection with the application of Purchaser's employee welfare and benefit plans and employment policies and practices treat each such employee of Seller as if he or she had been hired by Purchaser on the date he or she was hired by Seller, except as restricted by the Purchaser's various employee benefit plans.

                                   ARTICLE VI

                Conditions Precedent to Obligations of Purchaser
                ------------------------------------------------

         All obligations of Purchaser to effect the Closing hereunder are, at the option of the Purchaser, subject to the conditions precedent that, at the
Closing:

         6.01. Bill of Sale. The Seller shall have executed and delivered to Purchaser such bills of sale and other instruments as Purchaser may reasonably request in order to give effect to, and appropriately evidence, the transfer to Purchaser of all Seller's right, title and interest in and to the Assets.

         6.02. Opinion of Counsel. The Purchaser shall have received the favorable opinion of Pavia & Harcourt, counsel to Seller, addressed to the Purchaser and dated the Closing Date, substantially in the form of Exhibit 6.02 (or otherwise in a form reasonably satisfactory to the Purchaser).

         6.03. Employment Agreement. McCoy shall have executed and delivered to Purchaser an employment agreement in the form of Exhibit 6.03 attached hereto (the "Employment Agreement").

         6.04. Consummation of the IPO. The Parent shall have consummated the IPO or any Affiliate of Purchaser shall have closed an offering of not less than $10,000,000 of such Affiliate's senior subordinated debt.

         6.05. Consent of National Bank of Canada. The Purchaser shall have obtained written consent to the transactions contemplated hereby from the National Bank of Canada to the extent required by the Credit Agreement dated June 19, 1998 between the National Bank of Canada and MS Pietrafesa, L.P., a Delaware limited partnership, and an Affiliate of Purchaser (the "Partnership").

         6.06. Due Diligence Review. Purchaser shall have received a copy of Seller's audited financial statements for the year ended December 31, 1998, and shall be reasonably satisfied with the financial condition and results of operations of Seller and the Business set forth therein.

         6.07. Liabilities. Seller shall not be in default under any Liabilities, nor shall have caused an acceleration of any such Liabilities.

         6.08. Performance by Seller. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by Seller on or before the Closing shall have been complied with and performed and, in addition, Seller shall not have done any of the actions listed in Section 5.01(b) between August 31, 1998 and the date of the Closing.

         6.09. Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct with the same force and effect as though all such representations and warranties had been made as of the Closing.

         6.10. No Law Suits. There shall not be pending or threatened any lawsuit, claim or proceeding, in law or equity, which challenges or adversely affects Seller or the Business.

         6.11. Seller's Certificate. The Purchaser shall have received from Seller, in form and substance reasonably satisfactory to the Purchaser and its counsel, a certificate of Seller, dated the Closing Date, confirming the satisfaction of the conditions set forth in Sections 6.08 and 6.09.

         6.12. Secretary's Certificate. Purchaser shall have received from Seller, in form and substance reasonably satisfactory to the Purchaser and its counsel, a certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of Seller, (i) certifying the resolutions of the Board of Directors of Seller and all other documents of Seller which authorize the transactions contemplated hereby and the execution, delivery and performance by Seller of this Agreement and the documents contemplated hereby, (ii) certifying the Certificate of Incorporation and Bylaws of Seller, (iii) containing a certificate of good standing from the Secretary of State of the state of Seller's organization, and (iv) containing an incumbency certificate regarding the officers of Seller authorized to sign this Agreement and the other documents contemplated hereby.

         6.13. No Material Adverse Changes. There shall have been no material adverse change in the business, assets, operations, prospects or financial condition of the Seller or the Business since the date of this Agreement.

         6.14. McCoy Guaranty. The Purchaser shall have received from McCoy a guaranty in the form of Exhibit 6.14 attached hereto (the "McCoy Guaranty").

                                   ARTICLE VII

                  Conditions Precedent to Obligations of Seller
                  ---------------------------------------------

         All obligations of Seller to effect the Closing hereunder are, at the option of Seller, subject to the conditions precedent that, at the Closing:

         7.01. Performance by the Purchaser. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Purchaser on or before the Closing shall have been complied with and performed in all material respects.

         7.02. Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement shall have been true and correct in all material respects at the date hereof and as of the Closing with the same force and effect as though all such representations and warranties had been made as of the Closing.

         7.03. Gross Sales. Purchaser shall have delivered to Seller a statement detailing the gross sales of the Partnership and the Parent for the period from August 1 through the end of the month preceding the month of the Closing and the gross sales indicated on such statement shall have been greater than or equal to 70% of the gross sales for such period indicated in the projections previously delivered to Seller; provided, however, that this condition shall be deemed waived unless Seller shall have delivered to Purchaser written notice of the failure of this condition within five days of Seller receiving the gross sales statement referred to above.

         7.04. Parent Guarantee. The Seller shall have received from the Parent a guaranty in the form of Exhibit 7.04 attached hereto.

         7.05. No Injunctions. There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction against the consummation of the sale and purchase of the Assets pursuant to this Agreement.

         7.06. Officer's Certificate. The Seller shall have received from Purchaser, in form and substance reasonably satisfactory to Seller and its counsel, a certificate, dated the Closing Date, of an officer of Purchaser, certifying as to the satisfaction of the conditions set forth in Sections 7.01 and 7.02.

         7.07 Secretary's Certificate. The Seller shall have received from Purchaser, in form and substance reasonably satisfactory to Seller and its counsel, a certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of Purchaser, (i) certifying all documents evidencing the actions of Purchaser authorizing the transactions contemplated hereby and the execution, delivery and performance by Purchaser of this Agreement and the documents contemplated hereby, (ii) certifying the Certificate of Incorporation of Purchaser and (iii) containing an incumbency certificate regarding the officers of Purchaser authorized to sign this Agreement and the other documents contemplated hereby.

                                  ARTICLE VIII

    Survival, Termination of Agreement Prior To Closing, and Indemnification
    ------------------------------------------------------------------------

         8.01. Survival of Representations. Notwithstanding any investigation or knowledge of Purchaser, the representations, warranties, covenants and agreements contained in this Agreement, and in any agreements, certificates or other instruments delivered pursuant to this Agreement, shall survive the Closing and shall remain in full force and effect for three years after the Closing Date (or, in the case of representations and warranties set forth in Sections 3.12 (Taxes), until the expiration of the applicable statute of limitations (with extensions)), but subject to all limitations and provisions contained in this Agreement. Notwithstanding the preceding sentence, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given prior to such time to the party against whom such indemnity may be sought.

         8.02. Indemnification by Seller. The Seller hereby agrees to indemnify and hold Purchaser and its Affiliates, officers, directors, employees, agents and representatives harmless from and against any and all claims, damages, liabilities, liens, losses or other obligations whatsoever, together with costs and expenses, including fees and disbursements of counsel and expenses of investigation (collectively, "Losses"), arising out of, based upon or caused by
(i) the material inaccuracy of any representation or the breach of any warranty of Seller contained in this Agreement or (ii) any material breach or nonperformance by Seller of any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Seller pursuant to this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, however, Seller shall have no liability to the Purchaser and its Affiliates from Losses unless and until the amount of all Losses covered by this Section 8.02 exceeds, in the aggregate, $25,000 (the "Threshold Amount"), and upon the Threshold Amount being exceeded, Seller shall be liable for the total amount of Losses. The Seller's obligation to indemnify Purchaser pursuant to this Section 8.02 shall be limited to the total amount of the Purchase Price actually paid to and retained by Seller from Purchaser; provided, however, that any amounts due to Seller, from Purchaser pursuant to this Agreement shall be subject to setoff and deduction to the full extent that any Loss, in respect of which Purchaser is entitled to indemnification, exceeds the Purchase Price previously paid to Seller.

         8.03. Indemnification by Purchaser. The Purchaser hereby agrees to indemnify and hold Seller and its Affiliates and their respective officers, directors, employees, agents and representatives harmless, from and against any and all Losses arising out of, based upon or caused by (i) the inaccuracy of any representation or the breach of any warranty of Purchaser contained in this Agreement or in any agreement, certificate or other instrument delivered by Purchaser pursuant to this Agreement, or (ii) any breach or nonperformance by Purchaser of any of its covenants or agreements contained in this Agreement or in any agreement, certificate or other instrument delivered by Purchaser pursuant to this Agreement.

         8.04. Notice; Cooperation; Defense; Etc. The indemnified party agrees to give the indemnifying party prompt written notice of any third-party action, claim, demand, discovery of fact, proceeding or suit (collectively, "Claims") for which such indemnified party intends to assert a right to indemnification under this Agreement; provided, however, that failure to give such notification after such notice is required shall not adversely affect the indemnified party's entitlement to indemnification hereunder except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure. The indemnified party shall take all reasonable or necessary steps to resolve, defend or cooperate in the defense of such Claims, including retaining and providing to the indemnifying party all documents, records and other information that may be relevant to such Claims and making employees available to the extent reasonably requested to fully cooperate in the resolution or defense of such Claims and provide any additional information (including explanations and interpretations of any other materials or information provided) that they are able to provide with respect thereto. The indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party's defense, settlement or other disposition of any Claim and, with respect to any Claim that is not likely to result in the indemnified party's becoming subject solely to injunctive or other similar relief, the indemnifying party shall have the sole right (but not the obligation) to defend, settle or otherwise dispose of such Claim on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld or delayed, prior to ceasing to defend any Claim if it has theretofore elected to exercise its sole right to defend, settle or otherwise dispose of such Claim. In calculating amounts payable to the indemnified party under this Article VIII, (i) the indemnified party shall receive credit for any insurance recoveries, and (ii) no amount shall be paid for the indemnified party's special or consequential damages, but the same shall be indemnified if the same shall be required to pay the amounts to any third party for special or consequential damages of such third party in regard to a matter which is otherwise indemnifiable hereunder.

         8.05. Adjustment to Purchase Price. Amounts paid by Seller or Purchaser under this Article VIII shall be treated for all tax purposes as adjustments to Purchase Price.

                                   ARTICLE IX

                             Taxes and Benefit Plans
                             -----------------------

         9.01. Taxes. (a) Allocation of Responsibility. Seller shall pay (or indemnify and hold Purchaser harmless with respect to) (without duplication) any Taxes (excluding any penalties arising from any act by Purchaser) payable by Seller with respect to Seller's income for all tax periods up to the Closing Date. Any Taxes payable by Seller pursuant to this Section 9.01(a) shall be paid by Seller when due, but in no event more than thirty days following the request therefor from any Purchaser.

         (b) Returns. The Seller shall prepare and file all required Federal, state, local and foreign Tax Returns for Seller for all taxable periods ending on or prior to the Closing Date and pay all Taxes due for such periods on such Tax Returns. Any such Tax Returns shall, insofar as they relate to Seller, be on a basis consistent with the last such Tax Returns that have been filed in respect to Seller.

         (c) Cooperation. The Purchaser and Seller mutually agree to cooperate fully with each other with respect to the preparation of all Tax Returns, the filing and prosecution of any Tax claims, the furnishing of any document, record or other relevant information relating to any Tax liability or refund and all other Tax matters, and to keep each other advised as to any issue relating to Taxes which would have any bearing on the other party's responsibilities pursuant to this Section 9.01.

         9.02. Transfer Taxes. The Seller and Purchaser shall be responsible on an equal basis for all transfer and similar Taxes assessed or payable in connection with the Transfer of the Assets pursuant to this Agreement.

         9.03. Expenses of Benefit Plans. The Seller shall pay (or indemnify the Purchaser with respect to) that portion of the costs of the Benefit Plans payable by Seller for the period up to but not including the Closing Date. Any costs relating to the Benefit Plans by Seller pursuant to this Section 9.03 shall be paid by Seller when due, but in no event more than thirty days following the request therefor from Purchaser.

                                    ARTICLE X

                                  Miscellaneous
                                  -------------

         10.01. Brokers. Seller represents and warrants to the Purchaser and Purchaser represents and warrants to McCoy and Seller, that no party hereto or any party acting on behalf of any of the parties hereto have incurred any liability, either express or implied, to any "broker", "finder", financial adviser or similar Person in respect of any of the transactions contemplated hereby. The Purchaser agrees to indemnify Seller against, and hold it harmless from, Seller agrees to indemnify the Purchaser against, and hold it harmless from, any liability, cost or expense (including, but not limited to, fees and disbursements of counsel) resulting from any agreement, arrangement or understanding made by such party with any third party for brokerage, finders' or financial advisory fees or other commissions in connection with this Agreement or the transactions contemplated hereby. The provisions of this Section shall survive any termination of this Agreement.

         10.02. Expenses. Except as otherwise specifically provided in this Agreement, each party will pay its own expenses incident to this Agreement and the transactions contemplated hereby, including legal, due diligence and accounting fees and disbursements. The provisions of this Section shall survive any termination of this Agreement.

         10.03. Amendments and Waivers. The parties hereto may, by written agreement signed by the parties, modify any of the covenants or agreements or extend the time for the performance of any of the obligations contained in this Agreement or in any document delivered pursuant to this Agreement. Any party hereto may waive, by written instrument signed by such party, any inaccuracies in the representations and warranties of another party or compliance by another party with any of its obligations contained in this Agreement or in any document delivered pursuant to this Agreement. This Agreement may be amended only by written instrument signed by the parties hereto.

         10.04 Transferability. The respective rights and obligations of each party hereto shall not be assignable by any party without the written consent of the other parties (and any purported assignment without such written consent shall be void and of no effect). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees.

         10.05 Termination. Unless otherwise agreed between the parties, the Purchaser and Seller may each terminate this Agreement if the Closing has not occurred on or prior to June 30, 1999; provided, however, that any party that has failed to perform any covenant hereunder, which failure has resulted in delay of the closing because the conditions set forth in Articles VI and VII have not been met, shall not be entitled to terminate this Agreement except with the prior written consent of the other party hereto. In the event of the termination of this Agreement pursuant to this Section 10.05, Seller shall return to the Purchaser all deposits or other amounts paid to Seller prior to the date of such termination, and thereafter, none of the parties shall have any obligation or liability of any nature whatsoever to the other party hereto, and all expenses incurred by any party hereto shall be for its own account; provided, however, that (i) in the event that the Closing has not occurred prior to June 30, 1999 due to the fault of Purchaser, the Seller may deduct from the Contract Deposit reasonable attorney's and accountant's fees (including the cost of a customary annual independent accountant's audit for the most recent fiscal year) incurred in connection with the negotiation of this Asset Purchase Agreement and related agreements not to exceed $110,000 and (ii) notwithstanding any termination of this Agreement, no party hereto shall be deemed to have waived any rights it may have arising from the breach of this Agreement or any provision contained herein by the other party hereto and such rights shall specifically survive any such termination of this Agreement.

         10.06 Bulk Transfer Laws. The Seller and Purchaser hereby waive compliance with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Assets. Seller shall indemnify and hold harmless Purchaser against any and all claims which may be asserted by third parties against the Assets as a result of non-compliance with any such bulk transfer law or any similar law in any foreign jurisdiction, other than claims arising out of or relating to Purchaser's failure to perform or satisfy its duties or obligations with respect to this Agreement, including the liabilities and obligations assumed by Purchaser hereunder.

         10.07 Notices. Any notice, request or other document to be given hereunder to a party hereto shall be effective when received and shall be given in writing and delivered in person, by facsimile or sent by hand delivery or overnight courier, as follows:

         If to Purchaser:

         MS Pietrafesa, L.P.
         7400 Morgan Road
         Liverpool, NY  13090
         Attention: Richard C. Pietrafesa, Jr.
         Telefax: (315) 451-5459

         with a copy to:

         Roberts, Sheridan & Kotel,
         a Professional Corporation
         12 East 49th Street
         New York, NY  10017
         Attention: L. Kevin Sheridan, Esq.
         Telefax:  (212) 299-8686

         If to Seller:

         John McCoy
         Components, Inc.
         20 West 55th Street
         New York, NY  10019
         Telefax:  (212) 581-3980
         with a copy to:

         George Pavia, Esq.
         Pavia & Harcourt
         600 Madison Avenue
         New York, NY  10022
         Telefax:  (212) 980-3185

Any party hereto may change its address for receiving notices, requests and other documents by giving written notice of such change to the other parties hereto.

         10.08 Governing Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflict of laws doctrines). The parties agree to submit, and consent to the binding resolution of any dispute, claims or controversy under this Agreement, to resolution by arbitration in accordance with the rules of the American Arbitration Association in the City of New York Any such arbitration shall be conducted by a panel of at least three arbitrators, an equal number of whom shall be appointed by each party hereto and the balance of whom shall be mutually agreed by the arbitrators so appointed. The parties agree to share equally the costs of such arbitration, except that the prevailing party (as determined by the arbitrators), to the extent permitted by law, shall also be entitled to recover from the other party any reasonable legal fees and expenses of its counsel incurred in connection with such arbitration.

         10.09 Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

         10.10 Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         10.12 Entire Agreement. This Agreement, together with the schedules and exhibits and the agreements, certificates and instruments delivered pursuant hereto, contain the entire agreement among the parties hereto, and supersede all prior agreements and undertakings (written and oral) between the parties hereto, relating to the subject matter hereof.

         10.13 Publicity. No party shall issue any press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties (which will not be unreasonably withheld or delayed), except as may be required by law or the regulations of any securities exchange.

         10.14 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement, and no Person shall assert any rights as a third party beneficiary hereunder.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                              COMPONENTS ACQUISITION CORP.


                                          By: /s/  Richard C. Pietrafesa, Jr.
                                             --------------------------------
                                             Name:  Richard C. Pietrafesa, Jr.
                                             Title: CEO


                                              COMPONENTS BY JOHN MCCOY,INC.


                                          By: /s/  John McCoy
                                             --------------------------------
                                             Name:  John McCoy
                                             Title: President

EXHIBIT 6.03
to Components Purchase Agreement


                                    Employment Agreement, dated as of _________,
                           1998 (the "Effective Date"), by and between
                           COMPONENTS ACQUISITION CORP., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of The Pietrafesa Corporation (the "Parent"), and JOHN McCOY, an individual (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, pursuant to an Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement"), the Purchaser is acquiring all the assets of Components by John McCoy, Inc., a New Jersey corporation ("Components"), and from the date hereof will conduct the business of Components;

                  WHEREAS, Executive through the date hereof was the president and chief executive officer of Components and was responsible for the day-to-day operating control of Components; and

                  WHEREAS, the Purchaser wishes to ensure the continuation of the services of Executive following the effectiveness of the Asset Purchase Agreement and for the period provided in this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.       EMPLOYMENT; DUTIES

(a) The Purchaser hereby engages and employs the Executive, and the Executive hereby accepts engagement and employment, as President and Chief Executive Officer of the Purchaser or of such other entity which shall operate the business of Components acquired by the Purchaser. The Executive shall be responsible for the day-to-day operating control and management activities of the Purchaser and shall be vested by the Board of Directors of the Purchaser with authority to make such business decisions which, in his judgment, are necessary and appropriate for the successful day-to-day operation and financial performance of the business of the Purchaser; provided, however, that (i) all activities of the Executive with respect to the control and management of the Business shall be consistent with the then current business plan and budget for the Purchaser, (ii) the Executive shall not obligate the Parent in any manner without the prior written approval of the Parent, (iii) the Executive shall comply with all financial and accounting controls generally applicable to the Parent and its subsidiaries and (iv) the Executive shall not engage in any action or enter into any contract or agreement which would, either directly or indirectly, cause the Parent to breach any of its contractual obligations, provided, however, that such contracts of Parent have been disclosed to the Executive. The Executive shall also perform such duties as are required by the Purchaser's Board of Directors.

         (b) The Executive shall devote such of his time and efforts as shall be necessary to the proper discharge of his duties and responsibilities under this Agreement.

2.       TERM

         The Executive's employment hereunder shall, unless earlier terminated in accordance with Section 8, be for a term of six years commencing on the date hereof (the "Term").

3.       COMPENSATION

         (a) As compensation for the performance of his duties on behalf of the Purchaser, the Executive shall be entitled to receive during the Term the following:

                  (i) A base salary paid in bi-weekly installments (subject to modification consistent with the policies of the Parent) (the "Base Salary") of not less than $220,000 per annum for the years 1999 through 2000 and $250,000 per annum thereafter, subject to any upward adjustments annually by the Parent's Board of Directors; and

                  (ii) In the event the Pre-Tax Income (as defined in the Asset Purchase Agreement) of the Purchaser for any fiscal year exceeds the Pre-Tax Income Target (as defined in the Asset Purchase Agreement) for such year, the Parent shall, or shall cause the Purchaser to, distribute to the Executive a bonus with respect to such year equal to 20% of the excess. Any bonus payable pursuant to this Section 3(a)(ii) shall be paid in cash at the same time as any Obligation (as defined in the Asset Purchase Agreement) is due pursuant to the Asset Purchase Agreement, and shall be charged to the Purchaser as an item of expense.

         (b) The Purchaser shall withhold all applicable federal, state and local taxes, social security and workers' compensation contributions and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the Executive pursuant to Section 3(a) or otherwise in connection with his employment by the Purchaser.

         (c) The Purchaser shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Purchaser, including reasonable travel and entertainment, against receipt by the Purchaser of appropriate vouchers or other proof of the Executive's expenditures and otherwise in accordance with such expense reimbursement policy as may from time to time be adopted by the Board of Directors of the Parent.

         (d) During the Term, the Executive shall be entitled to participate in any group insurance plan or program of the Purchaser, now existing or established hereafter, that are offered by Purchaser to employees of the Purchaser to the extent that he is eligible under the general provisions thereof.

         (e) During the Term, the Executive shall be subject to, and shall act in accordance with, the Parent's policies, as amended from time to time.

         (f) The Executive shall be entitled to twenty (20) work days paid vacation each calendar year, at such times and for such periods as will not interfere unduly with the operation of the Purchaser provided, however, that the Executive provides two (2) weeks notice for vacation periods of five (5) or more days in duration. Any vacation days not utilized in a given year shall be forfeited and shall not be carried over to the succeeding year.

         (g) During the Term hereof, the Purchaser shall continue to provide to the Executive the leased automobile which was provided to the Executive by Components immediately prior to the Executive's employment pursuant to the terms hereof, through the end of the current term of such lease, and shall thereafter provide for the Executive's use of a leased car comparable to the one currently leased. In addition, the Purchaser shall reimburse the Executive for his fuel, oil and parking expenses incurred in connection with his business use of such automobile during the Term hereof, provided that the Executive presents to the Purchaser valid receipts for such expenses.

         (h) During the Term hereof, the Purchaser shall reimburse the Executive for the monthly mortgage and maintenance payments in the amount of $2000 per month for the premises known and designated as apartment 906, 150 West 51st Street, New York, New York 10019, against receipt of proof of payment which is satisfactory to Purchaser in its reasonable discretion; provided, however, that in the event that (i) the Executive shall no longer be the owner of record of such premises or (ii) Karen Tufte shall no longer occupy such premises as her principal residence, this obligation of Purchaser to make such mortgage and maintenance payments for such premises shall be terminated.

         (i) The Executive agrees that he shall be responsible for payment of any imputed federal or state income taxes in respect of any non-cash compensation including, without limitation, the leased automobile provided to the Executive by the Purchaser.

4.       REPRESENTATIONS AND WARRANTIES

         (a) The Executive hereby represents and warrants to the Purchaser as follows:

                  (i) Neither the execution and delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

                  (ii) The Executive has the full right, power and legal capacity to execute and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

                  (iii) The Executive agrees to maintain strict compliance with all federal, state, local and foreign statutes, ordinances, codes, rules and regulations.

         (b) The Purchaser hereby represents and warrants to the Executive as follows:

                  (i) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite powers and authority to own its properties and conduct its business in the manner presently contemplated.

                  (ii) The Purchaser has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. No approvals or consents of any persons or entities are required for the Purchaser to execute and deliver this Agreement or perform its duties and other obligations hereunder.

                  (iii) The execution, delivery and performance by the Purchaser of this Agreement does not conflict with or result in a breach or violation of the Certificate of Incorporation, by-laws or other organizational documents of the Purchaser or result in a breach or violation of or constitute a default (whether immediately, upon the giving of notice or lapse of time or both) under any agreement or instrument to which the Purchaser is a party or by which the Purchaser or any of its properties may be bound or affected.

5.       NON-COMPETITION

(a) The Executive understands and recognizes that his services to the Purchaser are special and unique and agrees that, for a period of six years from the date hereof (the "Term"), he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business which is competitive with the Purchaser's business (including, without limitation, businesses that relate to the manufacturing, merchandising, sourcing, marketing or distribution of tailored clothing sportswear, shirts, neckwear, topcoats or casual slacks), as it is currently or hereafter carried on or contemplated to be carried on by Purchaser, either as an individual for his own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director or shareholder of a Person operating or intending to operate within the area that the Purchaser is conducting its business (collectively, "Restricted Businesses"); provided, however, that nothing herein will preclude Executive from holding one percent (1%) or less of the stock of any publicly traded company.

         (b) In the event that Executive breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Purchaser may have, the Purchaser shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that a proceeding is brought in equity to enforce the provisions of this Section 5, the Executive shall not urge as a defense that there is an adequate remedy at law, nor shall the Purchaser be prevented from seeking any other remedies which may be available.

         (c) Nothwithstanding anything to the contrary contained in this Section 5, the Executive's obligations under this Section 5 shall terminate if Executive resigns for Good Reason (as defined in Section 8(a)(iv)).

6.       NON-SOLICITATION

         (a) For a period of six years from the date hereof, Executive shall not, directly or indirectly, without the prior written consent of the Purchaser
(i) solicit or induce any employee of the Purchaser or any subsidiary, affiliate, successor or assign (collectively, the "Affiliates") to leave the employ of the Purchaser or any Affiliate or (ii) hire for any purpose any person who is at such time or has been within the preceding six months an employee of the Parent or any Affiliate.

         (b) For a period of six years from the date hereof, Executive shall not, directly or indirectly, without the prior written consent of the Purchaser:

                  (i) solicit or accept employment or be retained by any party who, at any time during the Term, was a customer or supplier of the Purchaser or any Affiliate where his position will be related to the business of the Purchaser; or

                  (ii) solicit or accept the business of any customer or supplier of the Purchaser or any Affiliate with respect to products similar to those supplied by the Purchaser.

         (c) Nothwithstanding anything to the contrary contained in this Section 6, the Executive's obligations under this Section 6 shall terminate if Executive resigns for Good Reason (as defined in Section 8(a)(iv))

7.       CONFIDENTIAL INFORMATION

         The Executive agrees that during the course of his employment and for a period of three years after termination, he will not disclose or make accessible to any other person any information relating to the Purchaser or any Affiliate or any of its customers or any other information obtained by Executive during the course of his employment with the Purchaser or any Affiliate (the "Confidential Information"), except for (i) information that is in the public domain or subsequently enters the public domain by publication or otherwise through no action or fault of the Executive, (ii) information that is known to the Executive prior to the receipt thereof under this Agreement from his own independent sources as evidenced by his written records, and which was not acquired, directly or indirectly, from the Purchaser, (iii) information that the Executive receives from any third party having a legal right to transmit such information without any obligation to the Purchaser to keep such information confidential or (iv) information that is independently developed by the Executive at times other than during the Term without attribution in any manner to the confidential information of the Purchaser. The Executive agrees (i) not to use any such Confidential Information for himself or others during such period and (ii) not to take any such material or reproductions thereof from the Purchaser or any Affiliate's facilities at any time during his employment by the Purchaser, except as required in the Executive's duties to the Purchaser. The Executive agrees immediately to return all such material and reproductions thereof in his possession to the Purchaser upon request and in any event upon termination of employment.

8.       TERMINATION

         (a) The Executive's employment hereunder shall begin on the Effective Date and shall continue for the period set forth in Section 2 hereof unless sooner terminated upon the first to occur of the following events:

                  (i)      The death of the Executive;

                  (ii) The Disability (as defined below) of the Executive, provided, however, that such termination shall be effective upon giving the Executive five (5) days notice upon the expiration of either period comprising his Disability (as defined in Section 8(b) hereof);

                  (iii) Termination by the Board of Directors of the Purchaser for just cause. Any of the following actions by the Executive shall constitute "just cause":

                           (A) Material breach by the Executive of Sections 5, 6 or 7 of this Agreement;

                           (B) Material breach by the Executive of any provision of this Agreement other than Sections 5, 6 and 7 which is not cured by the Executive within thirty (30) days of written notice thereof from the Purchaser;

                           (C) Any willful misconduct or grossly negligent and material omission on the part of the Executive intended to cause harm to the Purchaser or any Affiliate;

                           (D) Grossly negligent performance by the Executive of his duties as President of the Purchaser, as determined by the Board after notice to the Executive and an opportunity for the Executive to be heard by the Board; or

                           (E) The conviction or plea of nolo contendere of the Executive with respect to (I) any felony or (II) any other crime involving moral turpitude;

                  (iv) Termination by the Executive as a result of a resignation for "Good Reason." Resignation by the Executive for "Good Reason" shall mean a resignation by the Executive in the event that the Purchaser shall be in material breach of its obligations under this Agreement or the Asset Purchase Agreement (subject to any right of setoff in respect of such obligations under the Asset Purchase Agreement) and such material breach continues for thirty (30) or more days after the Executive gives written notice of such material breach to the Board of Directors of Purchaser.

         (b) For purposes hereof, a "Disability" of the Executive shall be deemed to have occurred in the event (i) the Executive is absent from work or otherwise substantially unable to assume his normal duties for a period of forty-five (45) successive days or an aggregate of sixty (60) days during any six-month period because of physical or mental disability, accident, illness or other cause other than approved vacation or leave of absence or (ii) the Executive is deemed by a licensed physician designated by the Purchaser and reasonably acceptable to the Executive to have a permanent disability such that Executive will be unable to perform his duties under this agreement. The Purchaser shall have the right to have the Executive examined by a competent physician for purposes of determining his physical or mental incapacity. Notwithstanding the foregoing provision, if it is determined by the Purchaser that the Executive has a "disability" as defined under the Americans with Disabilities Act, the Executive's employment shall not be terminated on the basis of such disability unless it is first determined by the Purchaser that there is no reasonable accommodation which would permit the Executive to perform the essential functions of his position without imposing an undue hardship on the operation of the business of the Purchaser.

9.       NOTICES

         Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefor; one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party.

         If to Purchaser:

                  The Pietrafesa Corporation
                  7400 Morgan Road
                  Liverpool, NY 13090-3900
                  Attn: Richard C. Pietrafesa, Jr.

                  with a copy to:

                  Roberts, Sheridan & Kotel,
                  a Professional Corporation
                  12 East 49th Street
                  New York, NY  10017
                  Attention: L. Kevin Sheridan, Esq.

         If to Executive:

                  John McCoy
                  20 West 55th Street
                  Penthouse
                  New York, NY  10019

                  with a copy to:

                  George Pavia, Esq.
                  Pavia & Harcourt
                  600 Madison Avenue
                  New York, NY  10022


10.      SEVERABILITY OF PROVISIONS

         If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

11.      ENTIRE AGREEMENT; MODIFICATION

         This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

12.      BINDING EFFECT

         The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Purchaser, its successors and assigns, and upon the Executive and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Executive's obligations hereunder may not be transferred or assigned by the Executive.

13.      NON-WAIVER

         The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

14.      GOVERNING LAW

         This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflict of laws.

15.      HEADINGS

         The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

16.      Counterparts.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                     COMPANY:

                                     COMPONENTS ACQUISITION CORP.


                                     By:_______________________________
                                          Name:
                                          Title:




                                     ___________________________________
                                     John McCoy, in his individual capacity

EXHIBIT 6.14
to Components Purchase Agreement


                                    GUARANTY
                                    --------

         GUARANTY, dated as of June 30, 1999 made by John McCoy, an individual with offices an address at 20 West 55th Street, Penthouse, New York, New York 10019 (the "Guarantor") in favor of Components Acquisition Corp., a Delaware corporation, with offices c/o The Pietrafesa Corporation, 7400 Morgan Road, Liverpool, New York 13090 ("Purchaser")

         WHEREAS, Purchaser and Components by John McCoy, Inc., a New Jersey corporation (the "Company") are parties to a certain Asset Purchase Agreement dated as of _____________,1999 (the "Asset Purchase Agreement") pursuant to which the Company agreed to sell and transfer, and Purchaser agreed to purchase and accept, of the assets of the Company (the "Assets");

         WHEREAS, Guarantor is the sole shareholder of the Company;

         WHEREAS, as a material inducement to Purchaser to enter into the Asset Purchase Agreement, Guarantor has agreed to enter into this Guaranty for the benefit of Purchaser;

         NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Guarantor agrees with Purchaser as follows:

         1 All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement.

         2 Guarantor hereby unconditionally and absolutely guarantees to Purchaser that if any of the following representations made in the Asset Purchase Agreement are materially incorrect and Guarantor knew they were incorrect on the date hereof, Guarantor shall be liable to Purchaser for the actual amount of its damages incurred as a proximate result of such misrepresentation, up to such portion of the Purchase Price as has actually been paid to the Company:

           (1) The Company has the requisite power and authority to execute and deliver the Asset Purchase Agreement and to consummate the transactions contemplated thereby. The execution and delivery by the Company of the Asset Purchase Agreement will not violate the Corporation Law of the State of New Jersey, or conflict with or result in a breach of the Certificate of Incorporation, By-laws or other organizational documents of the Company, or any material contract to which the Company is a party. No material approval or consent or filing with any governmental body or other Person is required for the execution and delivery of the Asset Purchase Agreement by the Company.

           (2) The Company has good and valid title to the Assets, free and clear of any Encumbrances, except Permitted Encumbrances, and the Assets represent all assets current used by Seller in the conduct of the Business.

           (3) The Company is a corporation duly organized and validly existing under the laws of the State of New Jersey. The Company has full power and authority and possesses all governmental licenses, permits, authorizations and approvals to enable it to conduct its business as currently conducted.

           (4) The Company does not directly or indirectly own any capital stock of or other equity interest in any Person.

           (5) The Historical Financial Statements were prepared in accordance with Applicable Accounting Principles and constitute fair and reasonable presentations of the financial position and results of operations of Seller, in all material respects as of the dates and for the periods set forth therein. The Company does not have any known material contingent or undisclosed obligations or liabilities which would be required in accordance with the Applicable Accounting Principles to be reflected in a currently prepared balance sheet or notes thereto, other than obligations or liabilities (i) that are reflected or disclosed in the Historical Financial Statements, (ii) that are disclosed in the Asset Purchase Agreement or the Schedules thereto, or (iii) that were incurred after December 31, 1998 in the ordinary course of business.

           (6) Except as disclosed on the Schedules to the Asset Purchase Agreement, and excluding any macroeconomic changes or conditions in national or local economies affecting the Business, its customers or suppliers generally, there have been no changes since December 31, 1998 which, individually or in the aggregate, have had a material adverse effect on the business, assets, financial condition or results of operations of the Company.

           (7) The Company does not own any Real Property. The uses for which the Improvements are zoned do not materially restrict or materially impair the use of the improvements for purposes of the Business of the Company as conducted as of the date of the Asset Purchase Agreement. Each lease of Real Property pursuant to which a leasehold estate is granted is valid and without any material default thereunder by the Company.

           (8) Except as disclosed on the Schedules to the Asset Purchase Agreement, and except for obsolete assets and assets disposed of in the ordinary course of business since December 31, 1997, the Company has good and valid title to the machinery, equipment and other tangible personal property reflected in the Historical Financial Statements as being owned by it or acquired by it after December 31, 1997, free and clear of all Encumbrances, except Permitted Encumbrances, and the Company is the lessee of all the leasehold estates pertaining to the machinery, equipment, and other tangible personal property purported to be granted by the capitalized leases reflected in the Historical Financial Statements (if any).

           (9) The Company owns, beneficially and of record, all the Patents, Trademarks and Trade Names listed on Schedule 3.09 to the Asset Purchase Agreement, free and clear of all Encumbrances, other than Permitted Encumbrances.

           (10) Except as disclosed on the Schedules to the Asset Purchase Agreement, there are no actions, suits, arbitration, investigation, audit or proceeding pending or threatened against Seller in any court, or before any Federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

           (11) Except for the Contracts listed on Schedule 3.11 to the Asset Purchase Agreement, the Company is not a party to nor are any of its Assets subject to, any other material contract or agreement, and except as disclosed on such Schedule 3.11, each of the Contracts listed thereon is valid and in full force and effect, and the Company has performed all material obligations required to be performed by it thereunder.

           (12) Except as disclosed in Schedule 3.12 to the Asset Purchase Agreement, the Company has no "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), or any other employee fringe benefit plans maintained, or contributed to, by the Company.

           (13) With respect to the ownership of the Assets and the conduct of the Business on or prior to the Closing Date, the Company has properly completed and filed on a timely basis all returns, reports, and declarations in connection with any Taxes required to be filed. Non of the Assets is subject to any lien with respect to Taxes.

           (14) To the best of Guarantor's knowledge, the Company has complied with and is in compliance with all federal, state, local or foreign statutes, ordinances, codes, rules and regulations, decrees, stipulations and awards entered by any governmental authority, and all licenses, franchises, consents, approvals, permits or similar rights granted under any of the foregoing, and the Company is in compliance with all licenses, permits, consents, approvals, franchises and other authorizations necessary for the conduct of the Business or the ownership or operations of the Assets.

           (15) The Company has not purchased, acquired, leased or licensed any property or services from, or sold, transferred, leased or licensed any property or services to, any Affiliate, or any officer or director of Seller, other than on an arm's length basis in the ordinary course of business.

           (16) All inventory of the Company was acquired in the ordinary course of business and is in good condition and is usable and saleable in the ordinary course of business. The Company has good and valid title to the inventory, fee and clear of all Encumbrances, except Permitted Encumbrances. The allowance for obsolete and slow moving inventory reflected in the Historical Financial Statements and in the Closing Date Balance Sheet is and will be properly determined in accordance with Applicable Accounting Principles.

           (17) All accounts receivable of the Company included in the Assets, whether reflected in the Historical Financial Statements or subsequently created have arisen from bona fide transactions in the ordinary course of business. The allowance for doubtful accounts in respect of Receivables reflected in the

Historical Financial Statements and in the Closing Date Balance Sheet is and will be properly determined in accordance with Applicable Accounting Principles.

           (18) The Company has no knowledge that any of its principal customers or suppliers intends to cease purchasing from, selling to or dealing with the Company, nor has any information been brought to the attention of the Company that might reasonably lease it to believe that any such customer or supplier intends to alter materially the amount of such sales or purchases or the extent of dealings with the Company.

           (19) As of the date of the Asset Purchase Agreement, there are no current work stoppages by any of the employees.

         3 It is the express intention of the Guarantor that this Guaranty be absolute and unconditional in all respects and not dischargeable or affected by any circumstance whatsoever which may constitute a legal or equitable discharge. All payments made by the Guarantor hereunder shall be free and clear of any tax, set-off, counterclaim or deduction of any kind whatsoever.

         4 This Guaranty is one of payment and not of collection, and Purchaser shall not be required to proceed in any manner first against (or make any demands or give any notices to) the Company or any person, entity or collateral. The Guarantor expressly waives notice of the acceptance of this Guaranty, and, to the fullest extent permitted by applicable law, any and all other notices.

         5 This Guaranty which shall continue and remain in full force and effect and be binding upon the Guarantor, and his heirs, administrators, legal representatives, estate, successors and assigns, and shall inure to the benefit of Purchaser, its successors and assigns, until the full and complete performance by the Company of its obligation to transfer the Assets to Purchaser free and clear of any liens and encumbrances, and Guarantor shall not be released of its obligation hereunder so long as any claim of Purchaser against the Company arising out of the foregoing representations, and which is made no later than three (3) years from the Closing Date is not settled or discharged in full.

         6 The Guarantor hereby represents and warrants to Purchaser that this Guaranty is the Guarantor's legal, valid and binding obligation, enforceable against the Guarantor in accordance with its terms.

         7 No failure on the part of Purchaser to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Purchaser of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power.

         8 In the event that any provision of this Guaranty is declared by a court of competent jurisdiction, arbitration tribunal, governmental or administrative body or other entity having jurisdiction to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Guaranty shall remain in full force and effect to the extent feasible in the absence of the void and unenforceable provision. The Guarantor furthermore agrees to execute and deliver such amendatory provisions to accomplish lawfully as nearly possible the goals and purposes of the provision so held to be void or unenforceable.

         9 The Guarantor agrees that any legal action or proceeding against the Guarantor with respect to this Guaranty may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, as Purchaser may elect, and by execution and delivery of this Guaranty, the Guarantor hereby accepts for himself and in respect to his property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. The Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts or any other court in any such action or proceeding my the mailing of copies thereof by registered or certified mail, postage prepaid, to the Guarantor, at his address set forth in the first paragraph of this Guaranty, such service to be deemed effective five (5) days after such mailing. Nothing herein shall affect the right of Purchaser to serve process in any other manner permitted by law or to commence any legal action or proceeding against the Guarantor in any other jurisdiction. THE GUARANTOR HEREBY IRREVOCABLY WAIVES TRIAL BY JURY AND ANY OBJECTION, INCLUDING WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH HE MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION.

         10 This Guaranty and any dispute relating hereto shall be exclusively governed by, and construed in accordance with, the internal law of the State of New York without reference to any conflicts of law principles thereof.

                                                      ______________
                                                      John McCoy

EXHIBIT 7.04
to Components Purchase Agreement
                                    GUARANTY
                                    --------

         GUARANTY, dated as of June 30, 1999 made by The Pietrafesa Corporation, a Delaware corporation with offices at 7400 Morgan Road, Liverpool, New York 13090 (the "Guarantor"), in favor of Components by John McCoy, Inc., a New Jersey corporation with offices at 20 West 55th Street, Penthouse, New York, New York 10019 (the Company") and John McCoy, an individual with an address at 20 West 55th Street, Penthouse, New York, New York 10019 ("McCoy").

         WHEREAS, Components Acquisition Corp., a Delaware company (the "Purchaser") and the Company are parties to a certain Asset Purchase Agreement dated as of ______________, 1999(the "Asset Purchase Agreement") pursuant to which the Company agreed to sell and transfer, and Purchaser agreed to purchase and accept, certain assets of the Company (the "Assets");

         WHEREAS, Purchaser and McCoy are parties to a certain Employment Agreement dated as of ___________, 1999 (the "Employment Agreement") pursuant to which Purchaser agrees to employ McCoy as President and Chief Executive Officer of Purchaser immediately following the consummation of the transactions contemplated under the Asset Purchase Agreement and McCoy agrees to accept such employment;

         WHEREAS, pursuant to the Asset Purchase Agreement and the Employment Agreement, Purchaser has certain obligations, including, but not limited to, the payment of certain additional purchase consideration (the "Deferred Purchase Price"), and the payment of employment compensation, bonuses and perquisites (the "Employment Compensation"), respectively (the Employment Compensation and the Deferred Purchase Price, collectively, the "Obligations");

         WHEREAS, Guarantor is the sole shareholder of Purchaser;

         WHEREAS, as a material inducement to the Company to enter into the Asset Purchase Agreement and to McCoy to enter into the Employment Agreement, Guarantor has agreed to enter into this Guaranty for the benefit of the Company and McCoy;

         NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Guarantor agrees with the Company and McCoy as follows:

         1 All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Asset Purchase Agreement.

         2 Guarantor hereby unconditionally and absolutely guarantees (as primary obligor and not as a surety) to the Company and to McCoy, the prompt payment and performance, when and as due of each and every Obligation (whether at stated maturity, by acceleration or otherwise), at the time and place and otherwise in accordance with the terms of the Asset Purchase Agreement and the Employment Agreement, respectively, irrespective of the genuineness, validity or enforceability of any Obligation or of the Asset Purchase Agreement or

Employment Agreement, and without regard to any future amendment, modification, or waiver of any term of the Obligations or of the Asset Purchase Agreement or the Employment Agreement, notice of which is expressly waived.

         3 Guarantor hereby further unconditionally and absolutely guarantees to the Company and McCoy that if any of the following representations made in the Asset Purchase Agreement is materially incorrect as a direct consequence of fraud on the part of Guarantor, Guarantor shall be liable to the Company and/or McCoy for the actual amount of its damages incurred as a proximate result of such fraud, up to such portion of the Purchase Price as has actually been paid to the Company:

           (1) Purchaser has been duly organized, is validly existing and is in good standing under the laws of the State of Delaware.

           (2) Purchaser has the full corporate power and authority to execute and deliver the Asset Purchase Agreement and the Employment Agreement and to consummate the transactions contemplated thereby. All corporate acts and other proceeding required to be taken by or on the part of Purchaser to authorize such execution, delivery and consummation have been duly and properly taken. The Asset Purchase Agreement and the Employment Agreement have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms. The execution and delivery by Purchaser of the Asset Purchase Agreement and the Employment Agreement will not violate any law or conflict with or result in a breach of, or default under, or result in the creation of a lien or encumbrance on any of the properties or assets of Purchaser pursuant to, the Certificate of Incorporation, By-laws or other organizational documents of the Company, or any material contract to which the Purchaser is a party or pursuant to which its properties are bound. No material approval or consent or filing with any governmental body or other Person is required for the execution and delivery of the Asset Purchase Agreement or the Employment Agreement by the Purchaser.

           (3) There is no action, suit, order, judgment or proceeding pending or, to the knowledge of Guarantor, threatened against or affecting Purchaser that, individually or when aggregated with one or more other actions, suits, orders, judgments or proceedings, has or might reasonably be expected to have a material adverse effect on Purchaser's ability to perform any of its obligations under the Asset Purchase Agreement or the Employment Agreement, or any of the other agreements and instruments to be executed and delivered by Purchaser in connection therewith.

           (4) Purchaser has all funds necessary to pay the Closing Date Payment Amount and related fees and expenses, and has the financial capacity to perform all of its other obligations under the Asset Purchase Agreement, the Employment Agreement and any additional agreements executed and delivered in connection therewith.

           (5) Purchaser and Parent agree that Purchaser shall, for as long as McCoy shall be an employee of Purchaser, not conduct any business other than the Business without the prior written consent of McCoy.

         4 It is the express intention of the Guarantor that this Guaranty be absolute and unconditional in all respects and not dischargeable or affected by any circumstance whatsoever which may constitute a legal or equitable discharge. All payments made by the Guarantor hereunder shall be free and clear of any tax, set-off, counterclaim or deduction of any kind whatsoever.

         5 This Guaranty is one of payment and not of collection, and Purchaser shall not be required to proceed in any manner first against (or make any demands or give any notices to) the Company or any person, entity or collateral. The Guarantor expressly waives notice of the acceptance of this Guaranty, and, to the fullest extent permitted by applicable law, any and all other notices.

         6 Guarantor hereby expressly waives, to the fullest extent permitted by applicable law, diligence, presentment, demand (of payment or otherwise), protest, notice of acceptance of this Guaranty, and any and all other notices of any kind whatsoever in connection with this Guaranty, as well as any requirement that the Company or McCoy or any other person proceed in any manner first against, make any demands or give any notices to, exhaust any right, or take any action, against the Purchaser or any other person.

         7 If at any time any payment or property received by the Company and/or McCoy on account of any Obligation is rescinded or must otherwise be restored or returned or is deemed void or voidable, on account of the insolvency or bankruptcy of the Purchaser, or for any other reason, then the Guarantor's liability hereunder, with respect to such payment or property received, shall be immediately reinstated and revived at such time as though such payment or property had not been made or received. The Guarantor further agrees to indemnify the Company and/or McCoy for any damages, losses, costs or expenses (including, without limitation, reasonable attorneys' fees and disbursements), incurred by the Company and/or McCoy in connection with the restoration or return of any payment as set forth in this Section 7.

         8 In addition to the Obligations herein guaranteed, the Guarantor further agrees to indemnify the Company and McCoy for any costs or expenses (including, without limitation, reasonable attorneys' fees and disbursement) related to the enforcement of the Company's and McCoy's rights under the Asset Purchase Agreement and the Employment Agreement, respectively (including all costs of collection in connection therewith), or otherwise with respect to the Obligations, provided, however, that the Company and/or McCoy has been successful on the merits or otherwise in its prosecution of any action, suit, or proceeding brought to enforce their respective rights under the Asset Purchase Agreement and the Employment Agreement, respectively.

         9 This is a continuing Guaranty, which shall continue and remain in full force and effect and be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of the Company and McCoy, and their respective heirs, administrators, legal representatives, estate, successors and assigns, until the full and complete performance by the Purchaser of its obligations under the Asset Purchase Agreement and the Employment Agreement.

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
         10 The Guarantor hereby represents and warrants to the Company and McCoy that this Guaranty is the Guarantor's legal, valid and binding obligation, enforceable against the Guarantor in accordance with its terms.

         11 No failure on the part of the Company or McCoy to exercise, and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company or McCoy of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power.

         12 In the event that any provision of this Guaranty is declared by a court of competent jurisdiction, arbitration tribunal, governmental or administrative body or other entity having jurisdiction to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Guaranty shall remain in full force and effect to the extent feasible in the absence of the void and unenforceable provision. The Guarantor furthermore agrees to execute and deliver such amendatory provisions to accomplish lawfully as nearly possible the goals and purposes of the provision so held to be void or unenforceable.

         13 The Guarantor agrees that any legal action or proceeding against the Guarantor with respect to this Guaranty may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, as Purchaser may elect, and by execution and delivery of this Guaranty, the Guarantor hereby accepts for himself and in respect to his property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. The Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts or any other court in any such action or proceeding my the mailing of copies thereof by registered or certified mail, postage prepaid, to the Guarantor, at his address set forth in the first paragraph of this Guaranty, such service to be deemed effective five (5) days after such mailing. Nothing herein shall affect the right of the Company or McCoy to serve process in any other manner permitted by law or to commence any legal action or proceeding against the Guarantor in any other jurisdiction. THE GUARANTOR HEREBY IRREVOCABLY WAIVES TRIAL BY JURY AND ANY OBJECTION, INCLUDING WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS WHICH HE MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION.

         14 This Guaranty and any dispute relating hereto shall be exclusively governed by, and construed in accordance with, the internal law of the State of New York without reference to any conflicts of law principles thereof.

                                                       THE PIETRAFESA CORP.

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